Exhibit 99.1

FOR RELEASE

Date: July 23, 2024

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Nick Barzee
SVP & CFO
(518) 943-2600
nickb@tbogc.com

Greene County Bancorp, Inc. Reports Net Income of $24.8 million for the Fiscal Year Ended
June 30, 2024 and is selected for the “2024 KBW Bank Honor Roll” for the Thirteenth Consecutive Year

Catskill, N.Y. – July 23, 2024 - Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2024. Net income for the quarter and fiscal year ended June 30, 2024 was $6.7 million, or $0.40 per basic and diluted share, and $24.8 million, or $1.45 per basic and diluted share, respectively, as compared to $6.5 million, or $0.38 per basic and diluted share, and $30.8 million, or $1.81 per basic and diluted share, for the quarter and fiscal year ended June 30, 2023, respectively. Net income increased $272,000, or 4.2%, when comparing the quarters ended June 30, 2024 and 2023, and decreased $6.0 million, or 19.5%, when comparing the fiscal years ended June 30, 2024 and 2023.

Highlights:
•	Net Income: $24.8 million for the fiscal year ended June 30, 2024
•	Total Assets: $2.8 billion at June 30, 2024, a new record high
•	Net Loans: $1.5 billion at June 30, 2024, a new record high
•	Return on Average Assets: 0.93% for the year ended June 30, 2024
•	Return on Average Equity: 12.87% for the year ended June 30, 2024

Donald Gibson, President & CEO stated: “Despite the persistent challenges posed by the inverted yield curve, I am proud of our team’s outstanding performance. Net income for the fiscal year ended June 30, 2024, was $24.8 million, and we were recognized by KBW as a member of their “2024 KBW Bank Honor Roll”. This year the KBW Bank Honor Roll recognized 18 banks in the United States that delivered the strongest and/or most consistent earnings growth. Greene County Bancorp, Inc. is the only institution in the United States recognized on the KBW Bank Honor Roll for thirteen consecutive years!”

Total consolidated assets for the Company were $2.8 billion at June 30, 2024, primarily consisting of $1.5 billion of net loans and $1.0 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.4 billion at June 30, 2024, consisting of retail, business, municipal and private banking relationships.

Net income excluding provision for credit losses was $25.5 million for year ended June 30, 2024 as compared to the net income excluding provision for credit losses of $29.7 million for the year ended June 30, 2023, a decrease of $4.2 million, or 14.1%, as the Company booked a negative provision for loan losses for the year ended June 30, 2023. The decrease in net income during the fiscal year ended 2024, was primarily the result of net interest margin compression due to the current interest rate environment. In an effort to maintain our customer relationships, the Company raised rates paid on deposits, which has been at a faster rate than the Company was able to reprice assets. Interest rates are highly sensitive to factors that are beyond the Company’s control, including competition, the monetary policy of the Federal Reserve, inflation, the volatility of financial markets and geopolitical tensions. Elevated interest rates could continue to increase our cost of funds and negatively impact our net interest margin. The Company believes that increasing deposit rates and maintaining long-term relationships will benefit the Company for continued growth and earnings potential in the future.

Selected highlights for the quarter and fiscal year ended June 30, 2024 are as follows:

Net Interest Income and Margin
•
Net interest income decreased $1.3 million to $12.9 million for the three months ended June 30, 2024 from $14.2 million for the three months ended June 30, 2023. Net interest income decreased $10.2 million to $51.0 million for the year ended June 30, 2024 from $61.2 million for the year ended June 30, 2023. The decrease in net interest income was due to an increase in the average balance of interest-bearing liabilities, which increased $80.7 million and $84.4 million when comparing the three months and years ended June 30, 2024 and 2023, respectively, and increases in rates paid on interest-bearing liabilities, which increased 83 and 123 basis points when comparing the three months and years ended June 30, 2024 and 2023, respectively. The decrease in net interest income was partially offset by the increase in the average balance of interest-earning assets, which increased $62.9 million and $73.1 million when comparing the three months and years ended June 30, 2024 and 2023, respectively, and increases in interest rates on interest-earning assets, which increased 49 and 65 basis points when comparing the three months and years ended June 30, 2024 and 2023, respectively.

Average loan balances increased $69.8 million and $83.6 million, and the yield on loans increased 41 and 54 basis points when comparing the three months and years ended June 30, 2024 and 2023, respectively. Average securities increased $11.8 million and decreased $48.8 million, and the yield on such securities increased 13 and 59 basis points when comparing the three months and years ended June 30, 2024 and 2023, respectively. Average interest-bearing bank balances and federal funds decreased $19.2 million and increased $39.0 million, and the yield increased 152 and 88 basis points when comparing the three months and years ended June 30, 2024 and 2023, respectively.

The cost of NOW deposits increased 86 and 141 basis points, the cost of certificates of deposit increased 90 and 172 basis points, and the cost of savings and money market deposits increased 24 and 19 basis points when comparing the three months and years ended June 30, 2024 and 2023, respectively. The increase in the cost of interest-bearing liabilities was partly due to growth in the average balances of interest-bearing liabilities of $80.7 million and $84.4 million when comparing the three months and years ended June 30, 2024 and 2023, respectively. This was due to an increase in NOW deposits of $66.6 million and $140.3 million and an increase in average certificates of deposits of $37.3 million and $45.4 million, partially offset by a decrease in average savings and money market deposits of $59.2 million and $91.3 million when comparing the three months and years ended June 30, 2024 and 2023, respectively. Average borrowings increased $36.0 million and decreased $10.1 million when comparing the three months and years ended June 30, 2024 and 2023, respectively. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three months and year ended June 30, 2024, as the Company continues to reprice assets and deposits into the higher interest rate environment.  The Company determines interest rates offered on deposit accounts based on current and future economic conditions, competition, liquidity needs and the asset-liability position of the Company, while growing the retention of relationships.

•
Net interest rate spread and margin both decreased when comparing the three months and years ended June 30, 2024 and 2023. Net interest rate spread decreased 34 and 58 basis points to 1.72% and 1.75% for the three months and year ended June 30, 2024, as compared to 2.06% and 2.33% for the three months and year ended June 30, 2023, respectively. Net interest margin decreased 27 and 47 basis points to 1.97% and 1.98% for the three months and year ended June 30, 2024, as compared to 2.24% and 2.45% for the three months and year ended June 30, 2023, respectively. The decrease was due to the higher interest rate environment, which caused competitive pressure to increase rates paid on deposits, resulting in higher interest expense. This was partially offset by increases in interest income on securities and loans, as they reprice at higher yields and the interest rates earned on new balances were higher than the low levels from the prior periods.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.24% and 2.47% for the three months ended June 30, 2024 and 2023, respectively, and was 2.25% and 2.66% for the years ended June 30, 2024 and 2023, respectively.

CECL Adoption
•
The Company adopted the Current Expected Credit Loss (CECL) accounting standard effective July 1, 2023. As a result of the day-one CECL adjustment, the Company recognized a $1.3 million decrease to the allowance for credit losses on loans, a $503,000 increase to the allowance for credit losses on investment securities held-to-maturity, a $1.5 million increase to the reserve for unfunded loan commitments, and a $510,000 decrease to retained earnings, net of $186,000 in deferred income taxes, compared to fiscal year end June 30, 2023.

Credit Quality and Provision for Credit Losses on Loans
•
Provision for credit losses on loans amounted to a benefit of $151,000 for the three months ended June 30, 2024 and a charge of $128,000 for the three months ended June 30, 2023. The benefit for the three months ended June 30, 2024, was primarily attributable to a decrease in the reserve for individually evaluated loans due to improved credit risk and improvement in the qualitative factor assessments as of June 30, 2024. This was partially offset by an increase in the modeled pooled reserve due to less favorable economic forecasts and growth in gross loans as of June 30, 2024. Provision for credit losses on loans amounted to a charge of $766,000 for the year ended June 30, 2024 and a benefit of $1.1 million for the year ended June 30, 2023. The loan provision for the year ended June 30, 2024 was primarily due to the growth in gross loans, partially offset by improvement in the economic forecasts. The allowance for credit losses on loans to total loans receivable was 1.28% at June 30, 2024 compared to 1.51% at June 30, 2023 and 1.42% at day-one CECL adoption (July 1, 2023).

•
Loans classified as substandard and special mention totaled $48.6 million at June 30, 2024 and $41.9 million at June 30, 2023, an increase of $6.7 million. There were no loans classified as doubtful or loss at June 30, 2024 or June 30, 2023.

•
Net charge-offs on loans amounted to $1.0 million and $71,000 for the three months ended June 30, 2024 and 2023, respectively, an increase of $929,000. Net charge-offs on loans totaled $1.4 million and $478,000 for the years ended June 30, 2024 and 2023, respectively. The increase in net charge-offs for the three months and year ended June 30, 2024, was due to one commercial loan being charged-off during the three months ended June 30, 2024. The charge-off taken on the commercial loan was fully reserved for as an individually evaluated loan through the allowance for credit losses.

•
Nonperforming loans amounted to $3.7 million at June 30, 2024 and $5.5 million at June 30, 2023. The activity in nonperforming loans during the period included $1.3 million in loan repayments, $1.2 million in charge-offs or transfers to foreclosed, $237,000 in loans returning to performing status, and $940,000 of loans placed into nonperforming status. At June 30, 2024, nonperforming assets were 0.13% of total assets compared to 0.21% at June 30, 2023. Nonperforming loans were 0.25% and 0.39% of net loans at June 30, 2024 and June 30, 2023, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $625,000, or 20.2%, to $3.7 million for the three months ended June 30, 2024 compared to $3.1 million for the three months ended June 30, 2023. Noninterest income increased $1.8 million, or 14.5%, to $13.9 million for the year ended June 30, 2024 compared to $12.1 million for the year ended June 30, 2023. The increase during the three months and year ended June 30, 2024 was primarily due to an increase in fee income earned on customer interest rate swap contracts, investment services income and income from bank owned life insurance (“BOLI”).  During the quarter ended December 31, 2023, the Company restructured $23 million of BOLI contracts, by surrendering and simultaneously purchasing new higher-yielding policies, which resulted in $814,000 of additional noninterest income.

•
Noninterest expense decreased $107,000, or 1.1%, to $9.9 million for the three months ended June 30, 2024 compared to $10.0 million for the three months ended June 30, 2023. Noninterest expense decreased $1.3 million, or 3.4%, to $37.3 million for the year ended June 30, 2024, compared to $38.6 million for the year ended June 30, 2023. The decrease during the three months ended June 30, 2024 was primarily due to a decrease in service and data processing fees and computer software and support fees, in which the Company was able to negotiate a reduction in costs.  The decrease during the year ended June 30, 2024 was primarily due to a decrease in legal and professional fees, due to non-recurring litigation expenses during the year ended June 30, 2023. This was partially offset by an increase in salaries and employee benefits, due to new positions created during the period to support the Company’s continued growth, as compared to the year ended June 30, 2023.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given period and certain regulatory requirements. The effective tax rate was 1.4% and 7.6% for the three months and year ended June 30, 2024 and 10.2% and 14.1% for the three months and year ended June 30, 2023. The statutory tax rate is impacted by the benefits derived from tax-exempt security and loan income, the Company’s real estate investment trust subsidiary income, and income received on the bank owned life insurance, to arrive at the effective tax rate. The decrease in the current quarter’s effective tax rate primarily reflects historic preservation tax credits received on the Company’s new wealth management center, located at 345 Main Street, in Catskill New York. The wealth management center was originally built in 1910 and is located in Catskill’s historic district. The decrease in the current year’s effective tax rate primarily reflected a higher mix of tax-exempt income from municipal bonds, tax advantage loans, historic preservation tax credits and bank-owned life insurance in proportion to pre-tax income.

Balance Sheet Summary
•	Total assets of the Company were $2.8 billion at June 30, 2024 and $2.7 billion at June 30, 2023, an increase of $127.5 million, or 4.7%.

•
Total cash and cash equivalents for the Company were $190.4 million at June 30, 2024 and $196.4 million at June 30, 2023. The Company has continued to maintain strong capital and liquidity positions as of June 30, 2024.

•
Securities available-for-sale and held-to-maturity for the Company remained unchanged at $1.0 billion at June 30, 2024 and June 30, 2023. Securities purchases totaled $329.6 million during the year ended June 30, 2024 and consisted primarily of $245.1 million of state and political subdivision securities, $51.1 million of U.S. Treasury securities, $29.8 million of mortgage-backed securities and $3.6 million of corporate debt securities. Principal pay-downs and maturities during the year ended June 30, 2024 amounted to $297.8 million, primarily consisting of $240.4 million of state and political subdivision securities, $37.0 million of U.S. Treasury securities, $17.4 million of mortgage-backed securities, and $2.7 million of collateralized mortgage obligations.

•
Net loans receivable increased $92.6 million, or 6.7%, to $1.5 billion at June 30, 2024 from $1.4 billion at June 30, 2023.  The loan growth experienced during the year ended consisted primarily of $54.3 million in commercial real estate loans, $26.7 million in residential real estate loans, $6.3 million in home equity loans, $3.3 million in commercial loans, and a $2.0 million decrease in the allowance for credit losses on loans.

•
Deposits totaled $2.39 billion at June 30, 2024 and $2.44 billion at June 30, 2023, a decrease of $47.9 million, or 2.0%. The Company had zero and $60 million of brokered deposits, included in certificates of deposits, as of June 30, 2024 and 2023, respectively. The Company’s core deposit, net of brokered deposits, increased $12.1 million or 1.0%. NOW deposits increased $23.7 million, or 1.4%, certificates of deposits increased $10.4 million, or 8.1%, when comparing June 30, 2024 and June 30, 2023. Savings deposits decreased $46.7 million, or 15.6%, noninterest-bearing deposits decreased $33.6 million, or 21.1%, and money market deposits decreased $1.8 million, or 1.5%, when comparing June 30, 2024 and June 30, 2023.

•
Borrowings for the Company amounted to $199.1 million at June 30, 2024 compared to $49.5 million at June 30, 2023, an increase of $149.6 million. At June 30, 2024, borrowings included $115.3 million of overnight borrowings with the Federal Home Loan Bank of New York (“FHLB”), $49.7 million of Fixed-to-Floating Rate Subordinated Notes, $25.0 million in the Bank Term Funding Program with the Federal Reserve Bank, and $9.2 million of long-term borrowings with the FHLB.

•
Shareholders’ equity increased to $206.0 million at June 30, 2024 from $183.3 million at June 30, 2023, resulting primarily from net income of $24.8 million and an increase in accumulated other comprehensive loss of $1.7 million, partially offset by dividends declared and paid of $3.2 million and the day-one CECL adoption impact of $510,000.

Corporate Overview

Greene County Bancorp, Inc. is the holding company for The Bank of Greene County, and Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene County Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

Forward-Looking Statements

This earnings release contains statements about future events that constitute forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “could,” “plan,” and other similar terms of expressions.  Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, many of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the actual results, performance or achievements expressed in, or implied by, the forward-looking statements to differ materially from those contemplated by the forward-looking statements.  Factors that may cause such a difference include, but are not limited to, local, regional, national and international general economic conditions, including actual or potential stress in the banking industry, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, changes in customer deposit behavior, and market acceptance of the Company’s pricing, products and services.

The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and advises readers that various factors, including, but not limited to, those described above and other factors discussed in the Company’s annual and quarterly reports previously filed with the Securities and Exchange Commission, could affect the Company’s financial performance and could cause the Company’s actual results or circumstances for future periods to differ materially from those anticipated or projected.

Unless required by law, the Company does not undertake, and specifically disclaims any obligations to, publicly release any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For more information, please see our reports filed with the United States Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q.

Non-GAAP Measures

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules.

The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment and net income excluding provision for credit losses. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. Refer to the tables on page 9 for Non-GAAP to GAAP reconciliations.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the three months ended June 30,		At or for the years ended June 30,
Dollars in thousands, except share and per share data	2024	2023	2024	2023
Interest income	$27,328	$23,524	$103,664	$84,625
Interest expense	14,471	9,289	52,685	23,407
Net interest income	12,857	14,235	50,979	61,218
Provision for credit losses(6)	(151)	128	766	(1,071)
Noninterest income	3,719	3,094	13,908	12,146
Noninterest expense	9,897	10,004	37,302	38,608
Income before taxes	6,830	7,197	26,819	35,827
Tax provision	98	737	2,050	5,042
Net income	$6,732	$6,460	$24,769	$30,785

Basic and diluted EPS	$0.40	$0.38	$1.45	$1.81
Weighted average shares outstanding	17,026,828	17,026,828	17,026,828	17,026,828
Dividends declared per share(4)	$0.08	$0.07	$0.32	$0.28

Selected Financial Ratios
Return on average assets(1)	1.00%	0.98%	0.93%	1.19%
Return on average equity(1)	13.36%	14.27%	12.87%	18.13%
Net interest rate spread(1)	1.72%	2.06%	1.75%	2.33%
Net interest margin(1)	1.97%	2.24%	1.98%	2.45%
Fully taxable-equivalent net interest margin(2)	2.24%	2.47%	2.25%	2.66%
Efficiency ratio(3)	59.71%	57.73%	57.49%	52.63%
Non-performing assets to total assets			0.13%	0.21%
Non-performing loans to net loans			0.25%	0.39%
Allowance for credit losses on loans to non-performing loans(6)			516.20%	388.64%
Allowance for credit losses on loans to total loans(6)			1.28%	1.51%
Shareholders’ equity to total assets			7.29%	6.79%
Dividend payout ratio(4)			22.07%	15.47%
Actual dividends paid to net income(5)			13.08%	7.12%

Book value per share			$12.10	$10.76

(1) Ratios are annualized when necessary.
(2) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.
(3) The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4) The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
(5) Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months September 30, 2022, December 31, 2022, March 31, 2023, June 30, 2023, December 31, 2023, March 31, 2024 and June 30, 2024. Dividends declared during the three months ended June 30, 2022 and September 30, 2023 were paid to the MHC.
(6) The Company adopted the CECL accounting standard effective July 1, 2023.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At June 30, 2024	At June 30, 2023
(Dollars In thousands, except share data)
Assets
Cash and due from banks	$13,897	$15,305
Interest-bearing deposits	176,498	181,140
Total cash and cash equivalents	190,395	196,445

Long term certificate of deposit	2,831	4,576
Securities available-for-sale, at fair value	350,001	281,133
Securities held-to-maturity, at amortized cost, net of allowance for credit losses of $483 at June 30, 2024(1)	690,354	726,363
Equity securities, at fair value	328	306
Federal Home Loan Bank stock, at cost	7,296	1,682

Loans receivable	1,499,473	1,408,866
Less: Allowance for credit losses on loans(1)	(19,244)	(21,212)
Net loans receivable	1,480,229	1,387,654

Premises and equipment	15,606	15,028
Bank owned life insurance	57,249	55,063
Accrued interest receivable	14,269	12,249
Foreclosed real estate	-	302
Prepaid expenses and other assets	17,230	17,482
Total assets	$2,825,788	$2,698,283

Liabilities and shareholders’ equity
Noninterest bearing deposits	$125,442	$159,039
Interest bearing deposits	2,263,780	2,278,122
Total deposits	2,389,222	2,437,161

Borrowings, short-term	115,300	-
Borrowings, long-term	34,156	-
Subordinated notes payable	49,681	49,495
Accrued expenses and other liabilities	31,429	28,344
Total liabilities	2,619,788	2,515,000
Total shareholders’ equity	206,000	183,283
Total liabilities and shareholders’ equity	$2,825,788	$2,698,283
Common shares outstanding	17,026,828	17,026,828
Treasury shares	195,852	195,852

(1) The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Non-GAAP to GAAP Reconciliations

The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2024	2023	2024	2023
Net interest income (GAAP)	$12,857	$14,235	$50,979	$61,218
Tax-equivalent adjustment(1)	1,740	1,450	6,791	5,258
Net interest income-fully taxable-equivalent basis (non-GAAP)	$14,597	$15,685	$57,770	$66,476

Average interest-earning assets (GAAP)	$2,605,966	$2,543,026	$2,568,756	$2,495,653
Net interest margin-fully taxable-equivalent basis (non-GAAP)	2.24%	2.47%	2.25%	2.66%

(1) Interest income calculated on a taxable-equivalent basis (non-GAAP) includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and twelve months ended June 30, 2024 and 2023, 4.44% for New York State income taxes for the three and twelve months ended June 30, 2024 and 2023.

The following table summarizes the adjustments made to arrive at net income excluding provision for credit losses.

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2024	2023	2024	2023
Net income (GAAP)	$6,732	$6,460	$24,769	$30,785
Provision for credit losses(1)	(151)	128	766	(1,071)
Net income excluding provision for credit losses (non-GAAP)	$6,581	$6,588	$25,535	$29,714

(1) The Company adopted the CECL accounting standard effective July 1, 2023.

The above information is preliminary and based on the Company’s data available at the time of presentation.